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                                                                       EXHIBIT 11.01



                                               EXCITE, INC.
                                       STATEMENT OF LOSS PER SHARE

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
                                                         YEAR ENDED       YEAR ENDED       YEAR ENDED
                                                        DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
        (IN THOUSANDS, EXCEPT PER SHARE DATA)               1994             1995             1996
------------------------------------------------------  ------------     ------------     ------------
Shares used in computation of net loss per share:
PRIMARY:
  Average common shares outstanding during the
     period...........................................         903            1,397            9,400
  Shares relating to SAB No. 64 and 83................       9,673            9,673            2,418
                                                            ------           ------          -------
  Shares used in computing per share amounts..........      10,576           11,070           11,818
                                                            ======           ======          =======
Net loss..............................................    $   (650)        $ (6,435)        $(43,117)
                                                            ======           ======          =======
NET LOSS PER SHARE:
  Primary.............................................    $  (0.06)        $  (0.58)        $  (3.65)
                                                            ======           ======          =======
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Fully diluted net loss per share is the same as primary net loss per share because the Company is in a loss position for all years presented.